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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Board of Directors
MarkWest Energy Partners, L.P.:

        We consent to the incorporation by reference in the registration statement (No. 333-122945) on Form S-4 of MarkWest Energy Partners, L.P. of our reports dated June 17, 2005, with respect to the consolidated balance sheet of MarkWest Energy Partners, L.P. as of December 31, 2004 and the related consolidated statements of earnings, comprehensive income, changes in capital, and cash flows for the year then ended, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of MarkWest Energy Partners, L.P.

        Our report dated June 17, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that MarkWest Energy Partners, L.P. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management's assessment:

        Ineffective Control Environment.    The Partnership's control environment did not sufficiently promote effective internal control over financial reporting throughout their management structure, and this material weakness was a contributing factor in the development of other material weaknesses described below. Principal contributing factors included the lack of adequate personnel with sufficient expertise to perform accounting functions necessary to ensure preparation of financial statements in accordance with generally accepted accounting principles and a lack of adequate policies and procedures to enable the timely preparation of reliable financial statements, as described more fully above. These deficiencies were reported to the Partnership by their auditors in connection with the audit of the Partnership's financial statements for the year ended December 31, 2003; however, they were not remediated by December 31, 2004.

        Insufficient technical accounting expertise, inadequate policies and procedures related to accounting matters, and inadequate management review in the financial reporting process.    The Partnership did not have sufficient technical accounting expertise to address, or adequate policies and procedures associated with accounting for, complex accounting matters. In addition, the Partnership did not maintain policies and procedures to ensure adequate management review of information supporting their financial statements. Specifically, the Partnership identified deficiencies in the following areas relating to the preparation of their financial statements:

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  They did not have a sufficient number of personnel with adequate technical expertise to effectively carry out the Partnership's policies and procedures related to the review of technical accounting matters.

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  They did not maintain policies and procedures over the selection and application of appropriate accounting policies, or the assessment of the appropriate accounting treatment for nonroutine transactions.

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  They did not maintain policies and procedures that provide for timely and effective management review of information supporting its financial statements prior to their issuance.

        These material weaknesses in internal control over financial reporting resulted in the material misstatement of compensation expense in 2002, 2003, and 2004. As a result of this material misstatement, the Partnership restated its financial statements for 2002, 2003, and the first three quarters of 2003 and 2004. These material weaknesses in internal control over financial reporting also resulted in material misstatements of (i) interest capitalized on major construction projects in process; (ii) asset retirement obligations relating to assets acquired in the third quarter of 2004; (iii) accrued liabilities and lease expense related to costs associated with their ceasing to use a portion of their leased office facility in Houston; and (iv) accrued liabilities and facility expenses as a result of an improper accrual for repairs to a pipeline they lease. As a result of the material misstatements described in (i) and (ii), the Partnership restated its financial statements for the third quarter of 2004.

        Inadequate personnel, processes, and controls at the Partnership's Southwest Business Unit.    The Partnership did not have adequate personnel, policies, and procedures at their Southwest Business Unit to enable timely preparation of reliable financial information for that business unit. Specifically, they identified the following internal control deficiencies at their Southwest Business Unit:

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  They did not employ personnel with sufficient expertise to perform accounting functions necessary to ensure preparation of financial information in accordance with generally accepted accounting principles.

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  They did not maintain policies and procedures to ensure that account analyses and reconciliations of supporting account details to the general ledger were accurately prepared and reviewed timely, and that any reconciling items were investigated and resolved on a timely basis.

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  They did not maintain policies and procedures to ensure that journal entries were accurately prepared and properly reviewed prior to being recorded in the general ledger.

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  They did not maintain policies and procedures to ensure that accruals for revenue and cost of purchased product were recorded accurately and in the appropriate financial reporting period.

        These material weaknesses in internal control over financial reporting resulted in misstatements of cash; receivables; other current assets; property, plant, and equipment; accumulated deprecation; intangible assets; accounts payable; accrued liabilities; other liabilities; and partners' capital. These material weaknesses also resulted in misstatements of revenues; purchased product costs; facility expenses; selling, general, and administrative expenses; depreciation; amortization of intangible assets; accretion of asset retirement obligations; and interest expense. As a result, they restated their financial statements for the first three quarters of 2004.

        Inadequately designed controls and procedures over property, plant, and equipment.    The Partnership did not have adequately designed policies and procedures to ensure that costs associated with activities relating to their facilities were properly accounted for as capital expenditures or maintenance expense. This material weakness in internal control over financial reporting resulted in a material misstatement of property, plant, and equipment and facilities expenses. As a result of this material misstatement, the Partnership restated their financial statements for the second and third quarters of 2004 to expense costs that had previously been capitalized in error.

/s/ KPMG LLP KPMG LLP

Denver, Colorado
January 13, 2006

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Consent of Independent Registered Public Accounting Firm